Exhibit 3.6

CERTIFICATE OF FORMATION
OF
KODIAK WILLISTON, LLC

This Certificate of Formation of Kodiak Williston, LLC (the “Company”) is executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, as amended.

1.                                      The name of the limited liability company is Kodiak Williston, LLC.

2.                                      The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.                                      The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 27th day of June, 2013.

/s/ Tiffanie D. Pearson
Tiffanie D. Pearson, Authorized Person